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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                        MICROCHIP TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
                    ------------------------------------------------------

                                [MICROCHIP LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 15, 2003

--------------------------------------------------------------------------------

TIME:      9:00 a.m. Arizona Time

PLACE: Microchip Auditorium, Offices of Microchip Technology Incorporated 2355 West Chandler Boulevard, Chandler, Arizona 85224

ITEMS OF
BUSINESS:  (1) To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

           (2) To approve an amendment to our 2001 Employee Stock Purchase Plan to increase by 975,000 shares the number of shares of common stock reserved for issuance under such plan.

           (3) To approve an amendment to our 2001 Employee Stock Purchase Plan to add, commencing January 1, 2005, an annual automatic increase in the number of shares of common stock reserved for issuance under such plan.

           (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD
DATE: Holders of Microchip common stock of record at the close of business on June 20, 2003 are entitled to vote at the Meeting.

ANNUAL
REPORT: Microchip's 2003 annual report, which is not a part of the proxy soliciting material, is enclosed.

PROXY: It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the proxy card sent to you. Stockholders who hold their shares in "street name" may also have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the Meeting by following the instructions in the accompanying proxy statement.

                                          J. Eric Bjornholt
                                          Secretary
Chandler, Arizona
July 3, 2003

                                [MICROCHIP LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED
                          2355 WEST CHANDLER BOULEVARD
                          CHANDLER, ARIZONA 85224-6199

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                                 PROXY STATEMENT

--------------------------------------------------------------------------------

     You are cordially invited to attend our Annual Meeting on Friday, August 15, 2003, beginning at 9:00 a.m., Arizona time. The Annual Meeting will be held in the Microchip Auditorium, located at our facility at 2355 West Chandler Boulevard, Chandler, Arizona 85224.

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Microchip Technology Incorporated of proxies to be voted at Microchip's 2003 Annual Meeting of Stockholders and at any adjournment thereof.

     Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2003 or fiscal 2003 refer to the 12-month period from April 1, 2002 through March 31, 2003.

     On June 20, 2003, the closing price of a share of our common stock as reported by the Nasdaq National Market was $23.62.

     We anticipate first mailing this proxy statement and accompanying form of proxy on July 3, 2003 to holders of Microchip's common stock on June 20, 2003, the Record Date for the Annual Meeting.

                          PROXIES AND VOTING PROCEDURES

     YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders who hold their shares in "street name" may have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote if these options are available to you) or by voting by ballot at the Meeting.

     The method by which you vote will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Meeting.

     All shares entitled to vote and represented by properly completed proxies received prior to the Meeting and not revoked will be voted at the Meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

     If any other matters are properly presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the Meeting.

STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on the Record Date, June 20, 2003, are entitled to notice of and to vote at the Meeting. Each share is entitled to one vote on each matter properly brought before the Meeting. On the Record Date, there were 204,196,193 shares of our common stock issued and outstanding.

     In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Meeting on August 15, 2003, and for 10 days prior to the Meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Arizona time.

REQUIRED VOTE

     QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. The proposals to be considered at the Meeting may be treated as routine matters. Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on the matters presented.

     ELECTION OF DIRECTORS

     A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" will not affect the election of Directors.

     OTHER MATTERS

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to adopt the amendments to our Employee Stock Purchase Plan described in Proposal Two and Proposal Three.

     Abstentions will have the same effect as voting against these proposals. Broker "non-votes" ARE NOT counted for purposes of approving the amendments to our Employee Stock Purchase Plan.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

     This proxy statement and our 2003 Annual Report are available on our Internet site at http://www.microchip.com. Our stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

     If you are a stockholder of record, you can choose this option and save Microchip the cost of producing and mailing these documents by marking the appropriate box on your proxy card. You can also choose between paper documents and electronic access by calling Microchip's Investor Relations Department at 480-792-7761.

     If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you contact Microchip's Investor Relations Department and instruct us otherwise. You do not have to elect Internet access each year.

     If you hold your Microchip stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

     Most stockholders who hold their Microchip stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access Microchip's proxy statement and annual report.

COST OF PROXY SOLICITATION

     Microchip will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also, at our expense, engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. If we do so, we believe that the expense will not exceed $50,000. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

                             THE BOARD OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS

     Our Board of Directors met nine times in fiscal 2003. Each Director attended at least 75% of the meetings of the Board of Directors and of the committees on which the Director served. During fiscal 2003, the Board of Directors implemented the practice of meeting in executive session on at least a quarterly basis without management or Mr. Sanghi present.

COMMITTEES OF THE BOARD OF DIRECTORS

     The following table lists our three committees, the Directors who currently serve on them and the number of committee meetings held in fiscal 2003:

                         MEMBERSHIP ON BOARD COMMITTEES

                                                              NOMINATING AND
             NAME                 AUDIT      COMPENSATION       GOVERNANCE
--------------------------------------------------------------------------------
Mr. Chapman                         C                               o
--------------------------------------------------------------------------------
Mr. Day                                           o                 C
--------------------------------------------------------------------------------
Mr. Hugo-Martinez                   o             C                 o
--------------------------------------------------------------------------------
Mr. Meyercord                       o                               o
================================================================================
Meetings held in Fiscal 2003       11             6                 *
--------------------------------------------------------------------------------

C = CHAIR
o = MEMBER
* COMMITTEE WAS FORMED IN APRIL 2003

     AUDIT COMMITTEE. The responsibilities of our Audit Committee are described in the committee charter, which is attached as Appendix A to this proxy statement, and in the following Report of the Audit Committee.

     The Board has determined that all members of the Audit Committee are independent directors as defined by the applicable rules of the National Association of Securities Dealers. The Board has also determined that each of Messrs. Chapman, Hugo-Martinez and Meyercord meet the requirements for being an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission adopted in January 2003.

     COMPENSATION COMMITTEE. The Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, including administration of our stock option and employee stock purchase plans. For more information on our Compensation Committee, please turn to the "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" at page 14, below.

     NOMINATING AND GOVERNANCE COMMITTEE. The responsibilities of our Nominating and Governance Committee are described in the committee charter, which is attached as Appendix B to this proxy statement. Such committee was formed in April 2003 and held its first meeting in May 2003.

     The Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, For Receipt of Stockholders' Proposals For the 2004 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals."

                          REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board and the Audit Committee review and assess the adequacy of the charter on no less than an annual basis. A copy of that charter, as amended and restated through May 1, 2003, is attached to this proxy statement as Appendix A.

     Each of the Directors who serves on the Audit Committee meets the independence and experience requirements of the National Association of Securities Dealers. What this means is that the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship to Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

     We have received from Ernst & Young the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Ernst & Young their independence from Microchip. We also discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). We have considered whether and determined that the provision of the non-audit services rendered to Microchip by Ernst & Young during fiscal year 2003 was compatible with maintaining the independence of Ernst & Young.

     We have reviewed with management Microchip's audited annual financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and filed with the Securities and Exchange Commission, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young to discuss those financial statements.

     Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 for filing with the SEC.

By the Audit Committee of the Board of Directors(1):

Matthew W. Chapman (Chairman)     Wade F. Meyercord     Albert J. Hugo-Martinez

----------
(1) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the Securities and Exchange Commission, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

DIRECTOR COMPENSATION

     DIRECTOR FEES

     Non-employee Directors currently receive a $13,600 annual retainer, paid in quarterly installments and $1,700 for each meeting attended in person. Directors do not receive any compensation for telephonic meetings of the Board or for meetings of committees of the Board.

     STOCK OPTIONS

     Under the terms of our 1993 Stock Option Plan, each non-employee Director is automatically granted:

     o an option to purchase 12,000 shares of common stock upon his or her first election to the Board of Directors, and

     o an option to purchase 6,000 shares of common stock immediately following the annual election of directors, granted as of the first business day of the month in which the annual stockholders' meeting is held.

     During fiscal 2003, each of Mr. Hugo-Martinez, Mr. Day, Mr. Chapman and Mr. Meyercord were granted the following options:

     (1) Effective as of August 1, 2002, an option to acquire 5,000 shares of common stock at an exercise price of $21.00 per share. Each such option vests in a series of 12 equal and successive monthly installments starting one month after the grant date.

     (2) Effective as of August 16, 2002, and following approval by our stockholders at our 2002 annual meeting of an amendment to our 1993 Stock Option Plan to increase the annual option grant to directors, an option to acquire 1,000 shares of common stock at an exercise price of $22.81 per share. Each such option vests in a series of 12 equal and successive monthly installments starting one month after the grant date.

     (3) Effective as of August 16, 2002, and following approval by our stockholders at our 2002 annual meeting of a special one-time option grant to non-employee directors, an option to acquire 3,000 shares of common stock at an exercise price of $22.81 per share. Each such option vests as follows: 1,000 shares vest in full 12 months from the grant date, and the remaining 2,000 shares vest ratably over the succeeding 24 months (i.e., 83.33 shares per month in months 13-36).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2003, Mr. Hugo-Martinez and Mr. Day, two of our independent Directors, served on the Compensation Committee. Neither Mr. Hugo-Martinez nor Mr. Day had any contractual or other relationship or transaction with Microchip during fiscal 2003 except as a Director, and neither has ever served as an officer or employee of Microchip.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) and related rules under the Securities Exchange Act of 1934 requires our Directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2003, and written representations from our Directors and executive officers that no other reports were required, we believe that all
Section 16(a) filing requirements applicable to our Directors, executive officers and stockholders holding more than 10% of our common stock with respect to fiscal 2003 were met, except that Mr. Chapman filed one late Form 4 with respect to a purchase of shares on March 5, 2002.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     A board of five Directors will be elected at the Meeting. The persons named in the proxy card will vote such proxy for the election of each of the nominees named below, unless you indicate that your vote should be withheld. Each of the nominees is currently serving as a Director. If any of the nominees becomes unable or declines to serve as a Director at the time of the Meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a Director.

     The term of office of each person who is elected as a Director at the Meeting will continue until the 2004 annual meeting of stockholders and until a successor has been elected and qualified.

                      INFORMATION ON NOMINEES FOR DIRECTOR

                   NAME                     AGE         POSITION(S) HELD
                   ----                     ---         ----------------
     Steve Sanghi........................    47    Chairman, President and CEO
     Albert J. Hugo-Martinez.............    57    Director
     L.B. Day ...........................    58    Director
     Matthew W. Chapman..................    52    Director
     Wade F. Meyercord...................    62    Director

     STEVE SANGHI is currently, and has been since August 1990, a Director and President of the Company. Since October 1991, he has served as CEO of the Company, and since October 1993, as Chairman of the Board of Directors.

     ALBERT HUGO-MARTINEZ has served as a Director of the Company since October 1990. Since February 2000, he has served as Chief Executive Officer of Hugo-Martinez Associates, a consulting and advisory firm. From February 1999 to February 2000, he served as Chairman and Chief Executive Officer of Network Webware, Inc., an Internet software company. From March 1996 until November 1999, he served as President and Chief Executive Officer and a member of the board of directors of GTI Corporation, a manufacturer of ISDN-ADSL and local area network subcomponents. Mr. Hugo-Martinez is also a member of the board of directors of Ramtron International Corporation.

     L.B. DAY has served as a Director of the Company since December 1994. Since 1976, he has served as President of L.B. Day & Company, Inc., a management consulting firm specializing in organizational development and strategic planning for the technology industry.

     MATTHEW CHAPMAN has served as a Director of the Company since May 1997. Since January 2002, he has served as President and CEO of Centrisoft Corporation, an emerging software provider for application performance management. From August 2000 to January 2002, Mr. Chapman served as an advisor to early-stage technology companies in connection with developing business plans and securing funding. From 1988 until August 2000, he served as Chief Executive Officer, and from 1991 until August 2000 as Chairman, of Concentrex Incorporated, a supplier of integrated software solutions and services to financial institutions throughout the United States.

     WADE MEYERCORD has served as a Director of the Company since June 1999. Since October 2002, he has served as full-time President of Meyercord & Associates, a management consulting firm specializing in high technology company compensation matters (CEO, executive officer and board) and in stock plan consulting, a position he had held part-time since 1987. From June 1999 to October 2002, Mr. Meyercord served as Senior Vice President and Chief Financial Officer of Rioport.com, an Internet applications service provider for the music industry. From October 1997 to June 1999, he served as Senior Vice President, e-commerce and Quality Assurance of Diamond Multimedia Systems, Inc., a supplier of Internet multimedia appliances. Mr. Meyercord is also a member of the board of directors of California Micro Devices Corporation.

                                  PROPOSAL TWO

                              PROPOSAL TO AMEND OUR
                    EMPLOYEE STOCK PURCHASE PLAN TO INCREASE
    THE NUMBER OF SHARES THAT CAN BE ISSUED UNDER THE PLAN BY 975,000 SHARES

     We are asking our stockholders to approve the addition of 975,000 shares of common stock to our 2001 Employee Stock Purchase Plan, referred to as the ESPP.

     Since the adoption of the ESPP, a total of 2,450,000 shares of common stock have been reserved for issuance under the ESPP. As of the Record Date, 491,479 shares of common stock have been issued under the ESPP.

     As of March 31, 2003, approximately 1,781 employees were eligible to participate in the ESPP, and 1,541 of these employees were participants.

     The principal features of the ESPP are described at "APPENDIX C - DESCRIPTION OF OUR 2001 EMPLOYEE STOCK PURCHASE PLAN."

WHY WE APPROVED THE PROPOSED INCREASE IN SHARES

     The ESPP is intended to promote the best interests of Microchip and our stockholders by providing all eligible employees, including officers, with the opportunity to become stockholders by purchasing common stock at discounted prices through payroll deductions. Our Board of Directors believes that the ESPP encourages employees to remain employed with Microchip and aligns our employees' collective interests with those of our stockholders. Our continued success depends upon our ability to attract and retain talented employees. Equity incentives are necessary for us to remain competitive in the marketplace for qualified personnel, and an employee stock purchase plan is a key element of our equity incentive package.

     We believe that over the term of the current offering period, we will experience headcount growth and that participation in the ESPP will increase. The number of shares consumed in the ESPP during the current offering period requires us to estimate the number of employees who will participate in the ESPP and their level of participation and our stock price at four measurement points. Also, it is critical that the ESPP have sufficient shares at the start of each two-year purchase period to meet the purchase requirements of the entire two-year period in order to avoid potential adverse accounting consequences and allow our ESPP program to continue uninterrupted.

         Based on the above factors, the Board of Directors believes that the shares currently reserved for issuance under the ESPP may not be sufficient to meet anticipated purchase requirements at the beginning of the next two-year offering period commencing March 1, 2004.

     We believe that the ESPP is an indispensable equity incentive made available to our employees that allows us to remain a competitive employer. Thus, we believe it is in the best interests of the Company and our stockholders to ensure that our ESPP program continues uninterrupted.

OTHER MATTERS

     The Board of Directors has not determined what action it will take if the additional shares are not approved by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL TWO. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                 PROPOSAL THREE

                              PROPOSAL TO AMEND OUR
        EMPLOYEE STOCK PURCHASE PLAN TO ADD, COMMENCING JANUARY 1, 2005,
                          AN ANNUAL AUTOMATIC INCREASE
            IN THE NUMBER OF SHARES THAT CAN BE ISSUED UNDER THE PLAN

     We are asking our stockholders to approve an annual automatic increase in the number of shares of common stock issuable under our ESPP beginning on January 1, 2005. This proposal is in addition to the one-time share increase that we are asking our stockholders to approve in Proposal Two. The automatic annual increase will not take effect until January 1, 2005, at which time we expect that we will need additional shares under our ESPP. The amount of the annual automatic share increase that would take effect on January 1, 2005, and on each January 1 thereafter during the term of the ESPP, would be equal to the lesser of (i) 1,500,000 shares, (ii) one half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors.

     Since the adoption of the ESPP, a total of 2,450,000 shares of common stock have been reserved for issuance under the ESPP. Under Proposal Two, our stockholders are being asked to increase the number of shares reserved for issuance under the ESPP by 975,000 shares. As of the Record Date, 491,479 shares of common stock have been issued under the ESPP.

     As of March 31, 2003, approximately 1,781 employees were eligible to participate in the ESPP, and 1,541 of these employees were participants.

     The principal features of the ESPP are described at "APPENDIX C - DESCRIPTION OF OUR 2001 EMPLOYEE STOCK PURCHASE PLAN."

WHY WE APPROVED THE PROPOSED AUTOMATIC INCREASE IN SHARES

     The ESPP is intended to promote the best interests of Microchip and our stockholders by providing all eligible employees, including officers, with the opportunity to become stockholders by purchasing common stock at discounted prices through payroll deductions. Our Board of Directors believes that the ESPP encourages employees to remain employed with Microchip and aligns our employees' collective interests with those of our stockholders. Our continued success depends upon our ability to attract and retain talented employees. Equity incentives are necessary for us to remain competitive in the marketplace for qualified personnel, and an employee stock purchase plan is a key element of our equity incentive package.

     As noted in Proposal Two, it is critical that the ESPP have sufficient shares at the start of each two-year purchase period to meet the purchase requirements of the entire two-year period in order to avoid potential adverse accounting consequences and allow our ESPP program to continue uninterrupted. The automatic annual share increase will not take effect until January 1, 2005 at which time we expect that we will need additional shares under our ESPP. Thus, we believe that approval of this proposal will help mitigate the risk of an ESPP share shortfall that could result in adverse accounting consequences to us in future years.

     We believe that the ESPP is an indispensable equity incentive made available to our employees that allows us to remain a competitive employer. Thus, we believe it is in the best interests of Microchip and our stockholders to ensure that our ESPP program continues uninterrupted.

OTHER MATTERS

     Our Board of Directors has not determined what action it will take if the automatic annual increase in shares is not approved by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL THREE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                              INDEPENDENT AUDITORS

     Ernst & Young has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent auditors since June 6, 2001. The partner in charge of our audit will be rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis.

     One or more representatives of Ernst & Young will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     On May 1, 2003, our Board of Directors amended the charter of the Audit Committee to, among other things, provide that the Audit Committee shall be responsible for the appointment, compensation, retention and oversight of our independent auditors. In light of the recent changes in its charter, the Audit Committee has not yet undertaken the process of selecting independent public accountants for our fiscal year ending March 31, 2004. The Audit Committee has determined that until such process is completed, Ernst & Young LLP will continue to serve as our principal accountant.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     CHANGE IN INDEPENDENT AUDITORS

     In June 2001, the Board of Directors, upon the recommendation of the Audit Committee, determined not to renew the engagement of KPMG LLP as our independent auditors. KPMG had served as our independent auditors for the fiscal years ended March 31, 1993 through and including March 31, 2001. The decision to not renew KPMG's engagement did not occur due to any existing or previous accounting disagreements with KPMG, and KPMG has expressed no disclaimer of opinion, adverse opinion, qualification or limitation regarding our financial statements or the audit process, for the fiscal years ended March 31, 2001 or 2000, or the interim period beginning April 1, 2001. Neither have there been any accounting disagreements nor reportable events within the meaning of Item 304(a)(1)(iv) and
Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K for those periods. KPMG concurred with the foregoing statements in this paragraph in a letter addressed to the Securities and Exchange Commission. That letter was included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2001.

     Upon the recommendation of the Audit Committee, on June 6, 2001, the Board of Directors engaged Ernst & Young to audit the Company's consolidated financial statements for the fiscal year ending March 31, 2002. We did not seek the advice of Ernst & Young on specific audit issues relating to our consolidated financial statements prior to engagement of that firm. We reported the engagement of Ernst & Young in our Current Report on Form 8-K filed June 7, 2001.

     AUDIT FEES

     This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, and the assistance with review of our SEC registration statements. The aggregate fees billed or to be billed by Ernst & Young in each of the last two fiscal years for such services were $478,000 for fiscal 2003 and $314,000 for fiscal 2002.

     AUDIT-RELATED FEES

     This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attest services that are not required by statute or regulation. The aggregate fees billed or to be billed by Ernst & Young in each of the last two fiscal years for such services were $111,000 for fiscal 2003 and $33,000 for fiscal 2002.

     TAX FEES

     This category includes fees associated with tax return preparation, tax advice, expatriate tax services and tax planning. The aggregate fees billed or to be billed by Ernst & Young in each of the last two fiscal years for such services were $151,000 for fiscal 2003 and $795,000 for fiscal 2002.

     ALL OTHER FEES

     This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in 2003 or 2002.

     Our Audit Committee has determined that the non-audit services rendered by Ernst & Young during fiscal 2003 and fiscal 2002 were compatible with maintaining the independence of Ernst & Young.

     Our Audit Committee has adopted a pre-approval policy for all audit and non-audit services to be provided by our independent auditors. The pre-approval policy is attached to the proxy statement as Appendix D.

                                PERFORMANCE GRAPH

     The following graph indicates the cumulative total stockholder return for Microchip compared with the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (Nasdaq U.S. Composite) and the Philadelphia Semiconductor Index (SOXX) weighted by market value at the beginning of the measurement period. The graph covers the five-year period from March 31, 1998 through March 31, 2003.

     HISTORIC STOCK PRICE PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PERFORMANCE.

[BEGIN LINE GRAPH]

                        Microchip
                        Technology            Nasdaq
                       Incorporated        US Composite            SOXX
                       ------------        ------------            ----
Mar-98                    100.00              100.00              100.00
Jun-98                    124.41              102.75               82.33
Sep-98                    104.16               92.71               71.23
Dec-98                    176.20              120.47              117.36
Mar-99                    164.88              135.08              124.11
Jun-99                    225.60              147.62              162.19
Sep-99                    244.65              151.25              167.08
Dec-99                    325.91              223.42              235.88
Mar-00                    469.66              250.99              395.68
Jun-00                    416.20              218.27              381.83
Sep-00                    354.26              201.31              285.09
Dec-00                    235.05              134.80              193.04
Mar-01                    271.22              100.60              182.47
Jun-01                    358.20              118.56              208.94
Sep-01                    287.16               82.27              125.11
Dec-01                    415.09              106.94              174.81
Mar-02                    448.20              101.32              199.28
Jun-02                    440.86               80.76              129.76
Sep-02                    328.67               64.80               79.76
Dec-02                    392.96               73.93               96.83
Mar-03                    319.83               74.37               99.19

[END LINE GRAPH]

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the beneficial ownership of our common stock as of May 30, 2003 for: (a) each Director, (b) our CEO and the four other most highly compensated executive officers named in this proxy statement, (c) all Directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than five percent of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

                                                                   NUMBER OF SHARES         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             BENEFICIALLY OWNED(1)     COMMON STOCK
------------------------------------                             ---------------------     ------------
AIM Management Group Inc. (2)...............................           13,138,475              6.44%
Steve Sanghi (3)............................................            5,240,197              2.54%
Matthew W. Chapman (4)......................................               73,772                *
L.B. Day (1)................................................               39,250                *
Albert J. Hugo-Martinez (1).................................              152,828                *
David S. Lambert (5)........................................              698,885                *
Mitchell R. Little (1)......................................               31,150                *
Wade F. Meyercord (1).......................................               68,125                *
Gordon W. Parnell (6).......................................              168,593                *
Richard J. Simoncic (7).....................................              323,391                *
All Directors and executive officers as a group (10 people) (1)         6,838,620              3.29%

----------
* Less than 1% of the outstanding shares of common stock.

(1) As indicated below, the number of shares beneficially owned includes shares of common stock issuable to the identified person pursuant to stock options and stock purchase rights that may be exercised within 60 days of May 30, 2003. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder:

o    L.B. Day -- 39,250 shares                   o    Mitchell R. Little -- 29,318 shares
o    Albert J. Hugo-Martinez -- 115,376 shares   o    Wade F. Meyercord -- 68,125 shares
                                                 o    Directors and executive officers as a group
                                                      (10 people) -- 3,582,935 shares

(2) Address is 11 Greenway Plaza, Suite 100, Houston, TX 77046. Information is based on the Schedule 13G filed by AIM Management Group Inc. dated February 10, 2003. Such Schedule 13G indicates that AIM Management Group Inc. has sole power to vote or direct the vote and to dispose of and direct the disposition of the common stock. AIM Management Group Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the referenced Schedule 13G.
(3) Includes 2,489,231 shares issuable upon exercise of options and 2,726,506 shares held of record by Steve Sanghi and Maria T. Sanghi as trustees.
(4) Includes 59,875 shares issuable upon exercise of options, 262 shares held in Testamentary Trust of Regan Chapman and 135 shares held by Mr. Chapman's minor children.
(5) Includes 367,595 shares issuable upon exercise of options and 4,000 shares held by Mr. Lambert's children.
(6) Includes 155,884 shares issuable upon exercise of options and 12,709 shares held of record by Gordon W. Parnell and Jeanette Parnell as trustees.
(7) Includes 222,053 shares issuable upon exercise of options, 96,326 shares held of record by Richard J. Simoncic and Melody Simoncic as trustees, and 225 shares jointly held by Mr. Simoncic's wife and mother-in-law.

                             EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

     THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board, presently comprised of Mr. Hugo-Martinez and Mr. Day, reviews the performance of the executive officers and makes compensation decisions regarding the executive officers. The Compensation Committee generally seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than Mr. Sanghi. Mr. Sanghi does not participate in deliberations relating to his own compensation.

     OUR COMPENSATION POLICY

     Our compensation policy for officers and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:

     o    rewards performance that increases the value of our common stock
     o attracts, retains, motivates and rewards individuals with competitive compensation opportunities
     o    aligns an executive's total compensation with our business objectives
     o fosters a team environment among our management that focuses their energy on achieving our financial and performance objectives, consistent with Microchip's "guiding values"
     o    balances short-term and long-term strategic goals, and
     o    builds and encourages ownership of our common stock.

     Compensation decisions also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases.

     We believe that the overall compensation levels for the executive officers in fiscal 2003 were consistent with our "pay-for-performance" philosophy and are commensurate with the Company's fiscal 2003 performance.

     ELEMENTS OF COMPENSATION

     Our executive compensation program is currently comprised of four major elements:

     o    annual base salary
     o    incentive cash bonuses
     o    stock options, and
     o compensation and employee benefits generally available to all Microchip employees.

     BASE SALARIES. We review the base salaries of the executive officers each year, primarily by considering the salaries of executive officers in similar positions with comparably sized companies in the semiconductor industry.

     When setting base salaries, we also review the performance objectives for the Company as a whole, as well as the performance objectives for each of the individual officers relative to their respective areas of responsibility. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. Performance objectives are initially developed by the individual officers, in conjunction with their respective operating units, and then discussed with and approved by the CEO to generate the Company's quarterly operating objectives. The operating objectives are then reviewed and approved by the Board of Directors.

     We also consider subjective factors when reviewing and setting base salaries, such as an executive's experience and tenure in the industry and the perceived value of the executive's position to the Company as a whole.

     After consideration of the factors described above, average base salaries for the executive officers were increased by approximately 5.3% in August of fiscal 2003. During fiscal 2002, in response to industry conditions, all Microchip employees, including the CEO and all executive officers, participated in two unpaid one-week shutdowns. There were also no increases in the base salaries of the executive officers during fiscal 2002. After making adjustments for the two unpaid one-week shutdowns in fiscal 2002, base salaries of the executive officers increased by approximately 3.2% in fiscal 2003 over fiscal 2002.

     INCENTIVE CASH BONUSES. Quarterly incentive cash bonuses may be payable to officers and key employees under the Management Incentive Compensation Plan, referred to as the "MICP." The Compensation Committee approves any quarterly payments under the MICP in conjunction with its review of the Company's quarterly operating results. The MICP is an aggregate bonus pool derived from a percentage of our annual operating profit. This bonus pool may then be allocated among the eligible participants based upon the Company's operating results and various subjective determinations.

     Consistent with our "pay-for-performance" philosophy, due to our operating results throughout fiscal 2003 and the uncertain and volatile conditions in the semiconductor industry, no MICP bonus payments were made during fiscal 2003.

     STOCK OPTIONS. Stock options constitute a significant portion of our incentive compensation program because we believe that officers and key employees should hold substantial, long-term equity stakes in the Company to align their collective interests with your interests. We typically grant stock options to officers and key employees in connection with their initial employment and on an annual basis thereafter. Grants may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Company developments or achievements. At March 31, 2003, approximately 62% of our employees worldwide held options to purchase our common stock.

     In granting stock options to executive officers, we consider numerous factors, including:

     o    the individual's position and responsibilities
     o the individual's future potential to influence the Company's mid- and long-term growth
     o    the vesting schedule of the options awarded, and
     o    the number of options previously granted.

     See the table under "OPTION GRANTS IN LAST FISCAL YEAR," at page 19, below, for information regarding options to purchase common stock granted during fiscal 2003 to the CEO and each of the four other most highly compensated executive officers named in this proxy statement.

     OTHER COMPENSATION AND EMPLOYEE BENEFITS GENERALLY AVAILABLE TO ALL EMPLOYEES. We maintain compensation and employee benefits that are generally available to all Company employees, including:

     o    the employee stock purchase plan
     o    medical, dental and life insurance benefits
     o    a 401(k) retirement savings plan, and
     o    a cash bonus plan.

     The cash bonus plan awards each eligible employee with up to two and one-half days of pay, based on base salary, every quarter, if certain operating profitability objectives are achieved. For the first three quarters of fiscal 2003, each eligible employee received 75% of the target cash bonus payment permitted under the cash bonus plan for such quarters. No cash bonus was paid for the fourth quarter of fiscal 2003.

     We also maintain a supplementary retirement plan for certain employees, including the CEO and the executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code.

     CEO COMPENSATION

     We use the same factors and criteria described above in making compensation decisions regarding the CEO. Mr. Sanghi's base salary was increased by approximately 5.5% in August of fiscal 2003. During fiscal 2002, in response to industry conditions, all Microchip employees, including the CEO, participated in two unpaid one-week shutdowns. There was also no increase in the base salary of the CEO during fiscal 2002. After making adjustments for the two unpaid one-week shutdowns in fiscal 2002, the base salary of Mr. Sanghi increased by approximately 3.4% in fiscal 2003 over fiscal 2002.

     Mr. Sanghi did not receive any MICP bonus for fiscal 2003.

     During fiscal 2003, Mr. Sanghi was granted options to acquire 603,752 shares of common stock at a weighted average exercise price of $25.10 per share. For additional information concerning these option grants, including vesting information, refer to the table under "OPTION GRANTS IN LAST FISCAL YEAR," at page 19, below. We determined that the amounts of the grants and the vesting terms provide an appropriate long-term incentive for Mr. Sanghi.

     We believe that Mr. Sanghi's fiscal 2003 compensation was:

     o    consistent with Microchip's "pay-for-performance" philosophy
     o    commensurate with Microchip's fiscal 2003 operating objectives, and
     o reasonable based on Microchip's overall performance in fiscal 2003 and Microchip's performance compared to the semiconductor industry as a whole.

     TAX CODE CONCERNS

     Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to senior executives in excess of $1 million per year, unless that income meets permitted exceptions. We anticipate that a substantial portion of each executive officer's compensation will be "qualified performance-based compensation," that is not limited under Internal Revenue Code Section 162(m). We, therefore, do not currently anticipate that any executive officer's compensation will exceed that limitation of deductibility in fiscal 2004. We intend to review the deductibility of executive compensation from time to time to determine whether any additional actions are advisable to maintain deductibility.

     CONCLUSION

     We believe that the executive team provided outstanding service to Microchip throughout fiscal 2003. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives discussed in this Report.

By the Compensation Committee of the Board of Directors(2):

                  Albert J. Hugo-Martinez (Chair)           L.B. Day

----------
(2) The Board Compensation Committee Report on Executive Compensation is not "soliciting" material and is not deemed "filed" with the Securities and Exchange Commission, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                        -------------------------------    ------------
                                                                              AWARDS
                                                                            SECURITIES
                                        FISCAL                              UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION (1)          YEAR      SALARY      BONUS(2)    OPTIONS/SARS    COMPENSATION
-------------------------------          ----      ------      --------    ------------    ------------
Steve Sanghi,                            2003    $ 458,937    $   9,956       603,752      $   2,961 (3)
  President and                          2002      426,839        2,134       267,557          2,148
  CEO                                    2001      437,408      201,413       247,500        361,949

Mitchell R. Little,                      2003      214,043        4,641        78,724            140 (3)
  VP, Worldwide Sales and                2002      200,265        1,001        53,499          1,980
  Applications                           2001      202,450       92,620        67,500          2,941

Gordon W. Parnell,                       2003      195,405        4,237        76,138          2,920 (3)
  VP, Chief Financial Officer (4)        2002      182,826          914        45,609          1,956
                                         2001      187,480        6,216        60,750         75,263

David S. Lambert,                        2003      185,896        4,031        75,578          2,886 (3)
  VP, Fab Operations (5)                 2002      173,669          868        44,946          1,943

Richard J. Simoncic                      2003      163,184        3,540        73,089          2,532 (3)
  VP, Analog and Interface Products      2002      151,771          759        39,804          1,730
  Division (6)

----------
(1) Includes those individuals who in fiscal 2003 were the CEO or one of the four other most highly compensated executive officers as measured by salary and bonus for fiscal 2003.
(2) Includes the portion of MICP bonus and cash bonus payments under our cash bonus plan earned in year shown but not paid until the following year.
(3) Except as otherwise noted, consists of: (a) Company-matching contributions to our 401(k) retirement savings plan, which for fiscal 2003 were $2,961 for Mr. Sanghi, $140 for Mr. Little, $2,920 for Mr. Parnell, $2,886 for Mr. Lambert and $2,532 for Mr. Simoncic, and (b) an additional payment by the Company in connection with a split-dollar life insurance program which is distributable to the individual executive officer when he is no longer an employee. There were no payments made under the split-dollar life insurance program during fiscal 2003 or fiscal 2002.

     We discontinued the split-dollar life insurance program following the implementation of the Sarbanes-Oxley Act of 2002. Certain provisions of Sarbanes-Oxley made it illegal for companies to directly or indirectly extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan, to, or for any director or executive officer loan. Certain split-dollar life insurance programs, such as the program maintained by the Company, include a collateral assignment provision that may be considered to be an illegal extension of credit under Sarbanes-Oxley. Because of the uncertainty surrounding this provision of Sarbanes-Oxley, and because no regulatory guidance was forthcoming, the Company determined that no further premiums would be paid or contributions made into the executive officers' split-dollar programs.
(4)  Mr. Parnell was named an executive officer effective May 19, 2000.
(5)  Mr. Lambert was named an executive officer effective January 22, 2001.
(6)  Mr. Simoncic was named an executive officer effective January 22, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                                -----------------
                                               PERCENT
                                               OF TOTAL                                    POTENTIAL REALIZABLE
                                NUMBER OF      OPTIONS                                       VALUE AT ASSUMED
                                SECURITIES    GRANTED TO                                  ANNUAL RATES OF STOCK
                                UNDERLYING    EMPLOYEES    EXERCISE OR                     PRICE APPRECIATION
                                 OPTIONS      IN FISCAL     BASE PRICE    EXPIRATION          OPTION TERM
              NAME               GRANTED        YEAR         ($/SH)          DATE         5% (5)       10% (5)
              ----               -------        ----         ------          ----         ------       -------
Steve Sanghi.................   202,500(1)      4.0%        $ 27.15         4/3/12      $3,457,966    $8,763,165
                                 49,940(2)      1.0%          27.15         4/3/12         852,785     2,161,126
                                 47,562(3)      0.9%          21.00         8/1/12         628,141     1,591,833
                                303,750(4)      6.0%          24.04        10/25/12      4,592,283    11,637,747

Mitchell R. Little...........    39,000(1)      0.8%        $ 27.15         4/3/12        $665,979    $1,687,721
                                  7,029(2)      0.1%          27.15         4/3/12         120,030       304,179
                                  6,695(3)      0.1%          21.00         8/1/12          88,419       224,072
                                 26,000(4)      0.5%          24.04        10/25/12        393,084       996,153

Gordon W. Parnell............    39,000(1)      0.8%        $ 27.15         4/3/12        $665,979    $1,687,721
                                  5,705(2)      0.1%          27.15         4/3/12          97,412       246,862
                                  5,433(3)      0.1%          21.00         8/1/12          71,752       181,835
                                 26,000(4)      0.5%          24.04        10/25/12        393,084       996,153

David S. Lambert.............    39,000(1)      0.8%        $ 27.15         4/3/12        $665,979    $1,687,721
                                  5,418(2)      0.1%          27.15         4/3/12          92,520       234,463
                                  5,160(3)      0.1%          21.00         8/1/12          68,147       172,698
                                 26,000(4)      0.5%          24.04        10/25/12        393,084       996,153

Richard J. Simoncic..........    39,000(1)      0.8%        $ 27.15         4/3/12        $665,979    $1,687,721
                                  4,143(2)      0.1%          27.15         4/3/12          70,747       179,288
                                  3,946(3)      0.1%          21.00         8/1/12          52,114       132,067
                                 26,000(4)      0.5%          24.04        10/25/12        393,084       996,153

----------
(1) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on March 31, 2006, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash, shares of common stock or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(2) Each stock option becomes fully exercisable on July 3, 2003, and has a maximum term of 10 years from the date of the grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change in control. The exercise price may be paid in cash, shares or common stock or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(3) Each stock option becomes fully exercisable on August 1, 2003, and has a maximum term of 10 years from the date of the grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change in control. The exercise price may be paid in cash, shares of common stock or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(4) Each stock option becomes exercisable over a two-year vesting period, in 24 successive monthly installments commencing on October 25, 2003. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change in control. The exercise price may be paid in cash, shares of common stock or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(5) No assurance can be given that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. The rates of appreciation are specified by rules of the Securities and Exchange Commission and are for illustrative purposes only; they do not represent our estimate of future stock price. Unless the market price of the common stock does, in fact, appreciate over the option term, no value will be realized from the option grant. The exercise price of each of the options was equal to the closing sales price of the common stock as quoted on the Nasdaq National Market on the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                             SHARES                      UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                          ACQUIRED ON       VALUE               AT MARCH 31, 2003           AT MARCH 31, 2003 (2)
NAME                       EXERCISE      REALIZED (1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                       --------      ------------     -----------    -------------    -----------   -------------
Steve Sanghi ...........   1,040,001     $18,332,989       2,424,449       1,415,627      $33,131,779    $ 4,957,502
Mitchell R. Little .....      96,088       1,576,165           9,915         282,724           84,441      1,219,305
Gordon W. Parnell ......      18,000         392,441         118,679         232,288        1,170,954        907,189
David S. Lambert .......     118,001       2,320,600         403,224         237,578        5,700,386      1,004,457
Richard J. Simoncic ....      35,437         998,367         221,410         218,289        2,803,604        897,630

----------
(1) Calculated based on the market price per share of the common stock at date of exercise multiplied by the number of shares issued upon exercise less the total exercise price of the options exercised.
(2) Calculated based on $19.90 per share, which was the closing sales price of the common stock as quoted on the Nasdaq National Market on March 31, 2003, multiplied by the number of applicable shares in-the-money less the total exercise price for such shares.

EQUITY COMPENSATION PLAN INFORMATION

     The table below provides information about our common stock that, as of March 31, 2003, may be issued upon the exercise of options and rights under the following existing equity compensation plans (which are all of our equity compensation plans):

     o    Microchip 1993 Stock Option Plan
     o    Microchip 1997 Nonstatutory Stock Option Plan
     o    Microchip 2001 Employee Stock Purchase Plan
     o    Microchip International Employee Stock Purchase Plan
     o    TelCom Semiconductor, Inc. 1994 Stock Option Plan
     o    TelCom Semiconductor, Inc. 1996 Director Stock Option Plan
     o    TelCom 2000 Nonstatutory Stock Option Plan, and
     o    PowerSmart, Inc. 1998 Stock Incentive Plan.

                                                                           (c) NUMBER OF SECURITIES
                        (a) NUMBER OF SECURITIES                            REMAINING AVAILABLE FOR
                            TO BE ISSUED UPON      (b) WEIGHTED-AVERAGE      FUTURE ISSUANCE UNDER
                               EXERCISE OF           EXERCISE PRICE OF     EQUITY COMPENSATION PLANS         (d) TOTAL OF
                           OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES      SECURITIES REFLECTED IN
PLAN CATEGORY              WARRANTS AND RIGHTS      WARRANTS AND RIGHTS     REFLECTED IN COLUMN (a))      COLUMNS (a) AND (c)
-------------              -------------------      -------------------     ------------------------      -------------------
Equity Compensation
Plans Approved by
Stockholders                    9,315,553                  $12.03                   10,564,526                 19,880,079

Equity Compensation
Plans Not Approved by
Stockholders                   15,919,363                  $17.45                   11,775,184                 27,694,547

Total                          25,234,916                  $15.45                   22,339,710                 47,574,626

     MICROCHIP TECHNOLOGY INCORPORATED 1997 NONSTATUTORY STOCK OPTION PLAN. In November 1997, our Board of Directors approved the Microchip 1997 Nonstatutory Stock Option Plan. Under our 1997 Plan, nonqualified stock options may be granted to our employees who are not officers or directors of Microchip and to our consultants. The 1997 Plan has not been submitted to our stockholders for approval. As of March 31, 2003, options to acquire 15,654,959 shares were outstanding under the 1997 Plan and 11,730,654 shares were available for future grant.

     Our 1997 Plan is intended to promote Microchip's and our stockholders' best interests by providing our employees and consultants with the opportunity to acquire or otherwise increase their equity interest in Microchip as an incentive to remain in service to Microchip and to align their collective interests with those of our stockholders. The participation of employees in stock option plans has always been an essential component of Microchip's "pay-for-performance" compensation program. Approximately 62% of our employees worldwide (excluding officers who cannot participate in the 1997 Plan) have been granted options under the 1997 Plan.

     The expiration date, maximum number of shares purchasable and other provisions of options granted under the 1997 Plan, including vesting provisions, are established at the time of grant by either the Compensation Committee or the employee committee appointed by the Board of Directors, provided that the exercise price of an option may not be less than the fair market value of our common stock on the date of grant and no option may have a term of more than 10 years. If Microchip is acquired by merger, consolidation or asset sale, each outstanding option that is not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and vest in full. In connection with a change of control of Microchip by tender offer or proxy contest for board membership, our Board of Directors can accelerate outstanding options. Our Board of Directors or Compensation Committee may amend or terminate the 1997 Plan without stockholder approval, but no amendment or termination of the 1997 Plan may adversely affect any award previously granted under the 1997 Plan without the written consent of the stock option holder.

     MICROCHIP INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN. In June 1994, our Board of Directors adopted the International ESPP to provide eligible employees of non-U.S. subsidiaries of Microchip the opportunity to acquire shares of our common stock through payroll deductions in the currency in which they are paid. The International ESPP has not been submitted to our stockholders for approval. As of March 31, 2003, 204,063 shares had been issued under the International ESPP and 44,530 shares were available for future purchases.

     Participants may authorize payroll deductions, in the currency in which they are paid, of up to 10% of their base salary. Common stock is offered for purchase under the International ESPP through a series of successive purchase periods, each of six months' duration. Purchase periods run from the first U.S. business day of December to the last U.S. business day of May, and from the first U.S. business day in June to the last U.S. business day of November. The purchase price per share of common stock is equal to the lesser of (a) the market price of the common stock on the first day of the six-month purchase period or (b) the market price of the common stock on the purchase date. The International ESPP is administered, with respect to a participating foreign subsidiary's employees, by a committee of at least two members of that foreign subsidiary's senior management. Committee members are appointed by Microchip's Board of Directors and may be removed by Microchip's Board of Directors at any time. All questions of interpretation or application of the International ESPP are determined by the committee and, subject to ratification by Microchip's Board of Directors, are final and binding upon all participants. Our Board of Directors may alter or amend the provisions of the International ESPP following the close of any purchase period, and such action will be binding upon all participants, effective as of the start of the next purchase period.

     TELCOM SEMICONDUCTOR, INC. 2000 NONSTATUTORY STOCK OPTION PLAN. On April 18, 2000, the TelCom board of directors adopted a nonstatutory stock option plan pursuant to which nonqualified stock options to acquire TelCom common stock would be granted to non-executive employees of and consultants to TelCom. The TelCom nonstatutory stock option plan was not submitted to the TelCom stockholders for approval. On January 16, 2001, TelCom merged with Microchip and Microchip assumed the outstanding options under the TelCom nonstatutory stock option plan. As a result, upon exercise of such options, participants will be issued shares of Microchip common stock. From and after January 16, 2001, no further options could be granted under the TelCom nonstatutory stock option plan. As of March 31, 2003, options to acquire 264,403 shares of Microchip common stock remained outstanding under the TelCom nonstatutory stock option plan.

     The expiration date, maximum number of shares purchasable and other provisions of options granted under the TelCom nonstatutory stock option plan, including vesting provisions, were established by either the compensation committee of TelCom's board or by the employee committee appointed by the TelCom board at the time of grant, provided that no option may have a term in excess of 10 years.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     We do not have employment contracts with our CEO or any of the four other most highly compensated executive officers named in this proxy statement.

     Our CEO and certain of the other most highly compensated executive officers named in this proxy statement have entered into an Executive Officer Severance Agreement. These agreements provide for the automatic acceleration of vesting and exercisability of all unvested stock options upon the first to occur of any of the following events:

     o as of the date immediately preceding a change of control in the event any such stock options are or will be terminated or canceled (except by mutual consent) or any successor to Microchip fails to assume and agree to perform all such stock option agreements at or prior to such time as any such person becomes a successor to Microchip, or

     o as of the date immediately preceding such change in control if the executive does not or will not receive upon exercise of such executive's stock purchase rights under any such stock option agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such change of control, or

     o as of the date immediately preceding any involuntary termination of such executive occurring upon or after any such change of control, or

     o as of the date six months following the first such change of control, provided that the executive shall have remained an employee of the Company continuously throughout such six-month period.

                                  OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE MEETING

     At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the Meeting.

REQUIREMENTS, INCLUDING DEADLINES, FOR RECEIPT OF STOCKHOLDERS' PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS; DISCRETIONARY AUTHORITY TO VOTE ON STOCKHOLDER PROPOSALS

     Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2004 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 5, 2004. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

     Under our By-laws, stockholders must follow certain procedures to nominate a person for election as a Director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

     o Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2004 annual meeting must do so no later than April 4, 2004.

     o However, if we hold our 2004 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2003 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2004 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

     o A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2004 annual meeting.

     o If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

     To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact the Company's Secretary in writing at 2355 W. Chandler Boulevard, Chandler, AZ 85224.

DATE OF PROXY STATEMENT

     The date of this proxy statement is July 3, 2003.

                                   APPENDIX A


                         CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                        MICROCHIP TECHNOLOGY INCORPORATED

                        AMENDED AND RESTATED MAY 1, 2003

PURPOSE:

     The purpose of the Audit Committee of the Board of Directors (the "Committee") of Microchip Technology Incorporated (the "Company") shall be:

     o to be responsible for the appointment, compensation, retention and oversight of the Company's independent auditors;

     o to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process and internal controls;

     o to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom; and

     o to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

     The Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

     The Committee members will be appointed annually by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. The members will meet the following criteria:

          1. Each member will be an independent director, in accordance with the audit committee requirements of the Nasdaq National Market ("Nasdaq") and the Securities and Exchange Commission ("SEC"), as determined by the Company's Board of Directors;

          2. Each member will be able to read and understand fundamental financial statements, in accordance with the requirements of Nasdaq and the SEC;

          3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

          4. At least one member shall qualify as an "audit committee financial expert" as defined by SEC rules and regulations and as determined by the Company's Board of Directors.

POWERS:

     The Committee shall have the power to:

     o conduct or authorize investigations into any matters within the Committee's scope of responsibilities; and

     o engage independent counsel and other advisers, as it determines necessary to carry out its duties, and to determine the appropriate funding level for such activities.

RESPONSIBILITIES:

     The responsibilities of the Committee shall include:

     o The appointment, compensation, retention and oversight of the Company's independent auditors;

     o Providing oversight and monitoring of Company management and their activities with respect to the Company's financial reporting process, accounting policies, tax matters, disclosure controls and procedures and internal controls;

     o The pre-approval of all audit and audit related services and non-audit services provided by the independent auditors to the Company, as required under applicable law and Nasdaq and SEC rules and regulations. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at its next scheduled meeting;

     o    Reviewing the independent auditors' proposed audit scope and approach;

     o Periodically and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors and/or management, to consider and review the following:

          - Any significant changes required in the independent auditors' audit plan.

          - The effect or potential effect of any accounting initiatives or similar accounting developments on the Company's financial statements.

          - Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company's financial statements or accounting policies.

          - Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards, applicable law and Nasdaq and/or SEC rules and regulations.

     o Reviewing the performance of the independent auditors, who shall be accountable to the Audit Committee;

     o Reviewing the independence of the independent auditors, including a review of the services provided by the independent auditors and related fees, consistent with applicable laws and Nasdaq and SEC rules and regulations. Requesting from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

     o Obtaining from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934;

     o Monitoring partner rotation of the Company's independent auditors and hiring of former employees of the Company's independent auditors in accordance with applicable laws and Nasdaq and SEC rules and regulations;

     o Monitoring the Company's independent auditors compliance with records retention requirements in accordance with applicable laws and Nasdaq and SEC rules and regulations;

     o Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

     o Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

     o In consultation with the independent auditors and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

          -    The Company's annual financial statements and related notes.

          - The independent auditors' audit of the financial statements and their report thereon.

          - The independent auditors' report regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management as defined under applicable law and the rules and regulations of Nasdaq and the SEC.

          - Whether the Company has entered into any "off-balance sheet transactions" as defined by applicable SEC rules and regulations.

          - Any deficiency in, or suggested improvement to, the procedures or practices employed by the Company as reported by the independent auditors in their annual management letter.

     o Reviewing and discussing with management, before filing with the SEC, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K. Making a recommendation to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K;

     o Reviewing and discussing with management, before release, the unaudited interim financial results in the Company's quarterly earnings releases;

     o Reviewing and discussing with management and the independent auditors their respective evaluations of the Company's internal controls;

     o Overseeing compliance with the requirements of the SEC for disclosure of independent auditor's services and audit committee members and activities;

     o Establish procedures to promote and protect employee reporting of suspected fraud or wrongdoing relating to accounting, auditing or financial reporting, including procedures for:

          - Receiving, retaining and addressing complaints received by the Company relating to such matters;

          - Enabling employees to submit to the Committee, on a confidential and anonymous basis, any concerns regarding such matters; and

          -    Protecting reporting employees from retaliation.

     o Reviewing management's monitoring of compliance with the Company's code of conduct;

     o Reviewing and approving all related party transactions as required by applicable laws and Nasdaq and SEC rules and regulations;

     o Providing the Audit Committee Report in the Company's proxy statement as required by Item 306 of Regulation S-K, as well as the additional disclosures required by Item 7(d)(3) of Schedule 14A;

     o Reviewing the Committee's own structure, processes and membership requirements;

     o Reviewing and assessing the adequacy of this Charter at least annually; and

     o Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

     The Committee will meet at least quarterly during each fiscal year, or more frequently as circumstances dictate. The Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

     The Committee will meet separately with the independent auditors as well as members of the Company's management, as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

COMPENSATION:

     Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

     Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

REPORTS:

     Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(d)(3) of Schedule 14A, the Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with this Charter.

                                   APPENDIX B

                                 CHARTER FOR THE
                       NOMINATING AND GOVERNANCE COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                        MICROCHIP TECHNOLOGY INCORPORATED

                             -----------------------

PURPOSE:

     The purpose of the Nominating and Governance Committee is to help ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to stockholders and the Company and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Governance Committee shall:

     o assist the board by identifying prospective director nominees and to recommend to the board the director nominees for the next annual meeting of stockholders;

     o assist the board by identifying prospective director nominees to fill any vacancies on the board and to recommend to the board the director nominees to fill such vacancies;

     o develop and recommend to the board the governance principles applicable to the Company; and

     o    recommend to the board director nominees for each committee.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

     o The Nominating and Governance Committee shall be comprised of no fewer than three (3) members.

     o The members of the Nominating and Governance Committee shall meet the independence requirements of the Nasdaq and any applicable SEC rules.

     o The members of the Nominating and Governance Committee shall be appointed and replaced by the board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

     o Evaluate the current composition, organization and governance of the board and its committees, determine future requirements and make recommendations to the board for approval.

     o Determine on an annual basis desired board qualifications, expertise and characteristics and conduct searches for potential board members with corresponding attributes. Evaluate and propose nominees for election to the board.

     o    Form and delegate authority to subcommittees when appropriate.

     o Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider stockholder nominees for election to the board.

     o Evaluate and recommend termination of membership of individual directors in accordance with the board's governance principles, for cause or for other appropriate reasons.

     o Conduct a periodic review on succession planning, report its findings and recommendations to the board, and work with the board in evaluating potential successors to executive management positions.

     o Advise and make recommendations to the board concerning the frequency of board and committee meetings.

     o    Consider matters of corporate governance.

     o    Conduct a periodic review of the Company's stockholder rights plan

     o    Make regular reports to the board.

     o Review and re-examine this Charter annually and make recommendations to the board for any proposed changes.

     o    Annually review and evaluate its own performance.

     In performing its responsibilities, the Nominating and Governance Committee shall have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors.

                                   APPENDIX C

              DESCRIPTION OF OUR 2001 EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

     The 2001 Employee Stock Purchase Plan, referred to as the ESPP, was adopted by the Board of Directors in May 2001 and approved by the stockholders at the 2001 annual meeting. 2,450,000 shares of common stock are currently reserved for issuance under the ESPP. At the 2003 Annual Meeting, the stockholders are being asked to approve the reservation of 975,000 additional shares under the ESPP and, commencing January 1, 2005, an automatic annual increase in the number of shares reserved for issuance under such plan.

ADMINISTRATION

     The ESPP is administered by a committee made up of members of the Board of Directors. The committee has full power to interpret the ESPP, and its decisions will be final and binding upon all participants.

ELIGIBILITY

     Generally, all employees of the Company or any of the subsidiaries designated by the committee are eligible to participate in the ESPP. However, no employee who normally works less than 20 hours per week or five months in a calendar year is eligible to participate. Also, no employee will be eligible to participate in the ESPP if, immediately after the grant of an option to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of the common stock. No employee's rights to purchase the common stock pursuant to the ESPP may accrue at a rate that exceeds $25,000 per calendar year.

     Non-employee Directors are not eligible to participate in the ESPP.

PARTICIPATION AND PURCHASES

     Under the ESPP a participant must authorize payroll deductions, which may not exceed 10% of their eligible compensation. Generally, when an employee terminates employment with the Company or any designated subsidiary, the employee's right to participate in the ESPP terminates.

     The ESPP provides for offering periods of up to 24 months. Each offering period will include one or more purchase periods. The duration of each offering period and purchase period are determined by the committee. Currently, the ESPP is implemented with overlapping 24 month offering periods beginning on the first business day of March and the first business day of September of each year, and each offering period consists of four approximately six-month purchase periods. The first day of each offering period is referred to as an entry date.

     Eligible employees participate in the ESPP through accumulated payroll deductions. At the end of each approximately six-month purchase period, these accumulated payroll deductions are used to purchase shares of common stock at a price per share equal to the lower of 85% of the closing price of a share of common stock on (1) the relevant entry date or (2) the relevant purchase date, whichever is less. Currently, purchase dates under the ESPP are the first business day of March and the first business day of September of each year. The ESPP also provides that no participant may purchase more than 7,500 shares of common stock in any one purchase period. This limitation may be changed by the committee.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment other than by reason of death or disability immediately cancels his or her option and participation in the ESPP. If this occurs, the payroll deductions credited to the participant's account will be returned without interest to him or her. If a participant dies, or terminates employment due to disability, at the election of the participant (or if applicable the participant's estate), his or her accumulated payroll deductions will be used to purchase shares on the next purchase date or the accumulated payroll deductions will be refunded to the participant or his or her estate.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR SALE OF ASSETS

     In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting the common stock, adjustments may be made in the number of shares of stock subject to the ESPP, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with another company each option will be assumed by, or an equivalent option substituted, by the successor company or an affiliate. If the successor company or affiliate refuses to assume or substitute for the option, the next purchase date will be automatically accelerated to the date immediately before the proposed sale or merger.

AMENDMENT AND TERMINATION

     Generally, the Board of Directors may terminate or amend the ESPP at any time. The ESPP will continue until all of the shares authorized for the ESPP are sold unless terminated sooner by the Board of Directors.

WITHDRAWAL

     If a participant chooses to withdraw from a purchase period, the participant may elect to have all accumulated payroll deductions refunded or have the accumulated payroll deductions used to purchase common stock on the next purchase date. The committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     Since our stockholders have approved the ESPP, the ESPP, and the right of participants to make purchases thereunder, qualify for treatment under the provisions of Internal Revenue Code Sections 421 and 423. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

     Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable entry date and more than one year from the applicable purchase date, then the participant generally will recognize ordinary income measured as the lesser of

     o the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

     o an amount equal to 15% of the fair market value of the shares as of the applicable entry date. Any additional gain should be treated as long-term capital gain.

     If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the Company.

     The foregoing discussion is not intended to cover all tax consequences of participation in the ESPP. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax during the period beginning with the grant of an option and ending with the disposition of the common stock acquired through the exercise of the option. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state/local income tax in the United States.

PLAN BENEFITS

     Participation in the ESPP is voluntary. Because benefits under the ESPP depend on employees' elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. The following table sets forth, as to the CEO and the four other most highly compensated executive officers named in this proxy statement, all current executive officers as a group, all non-executive officer directors as a group, and all non-executive employees who participated in the ESPP: (a) the number of shares of common stock purchased under the ESPP during fiscal 2003, and (b) the dollar value of the benefit, which is calculated as the fair market value per share of the common stock on the date of purchase, minus the purchase price per share of common stock under the ESPP:

                               PLAN BENEFITS UNDER
                          EMPLOYEE STOCK PURCHASE PLAN


                                                                          NUMBER OF SHARES   DOLLAR VALUE
          NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION                PURCHASED       OF BENEFIT
          ----------------------------------------------------                ---------       ----------
Steve Sanghi
Director, Chairman, President and CEO....................................        1,003        $    7,518

Mitchell R. Little
Vice President, Worldwide Sales and Applications.........................        1,304             6,660

Gordon W. Parnell
Vice President, Chief Financial Officer..................................        1,191             6,086

David S. Lambert
Vice President, Fab Operations...........................................        1,132             5,784

Richard J. Simoncic
Vice President, Analog and Interface Products Division...................          993             5,083

All current executive officers as a group (6 people).....................        6,574            36,013

All non-executive officer directors as a group...........................           --                --

All non-executive employees as a group...................................      484,905         2,513,849

                                   APPENDIX D


                                 AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                        MICROCHIP TECHNOLOGY INCORPORATED
                AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
                                   MAY 1, 2003


I.   STATEMENT OF PRINCIPLES.

     As contemplated by the Sarbanes-Oxley Act of 2002 (the "Sarbanes Act") and related SEC rules, and as provided in the charter of the Audit Committee of the Board of Directors, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditor. In connection with such responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditor. As part of the pre-approval process, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the SEC's rules on auditor independence.

     The Audit Committee shall pre-approve, by resolution, the type and amount of Audit, Audit-related, Tax and All Other services to be performed by the Company's independent auditor. The term of such pre-approval is 12 months from the date of pre-approval, unless otherwise specified in such resolutions. The Audit Committee shall adopt its pre-approval resolutions at least annually and may modify the types and amount of services as it determines in its discretion.

II.  DELEGATION.

     As contemplated by the Sarbanes Act and applicable SEC rules, the Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve the engagement of the independent auditor to provide non-audit services as permitted by the Sarbanes Act, to the extent that such non-audit services are not pre-approved as set forth in this Policy and if such engagement is less than $50,000.00. The Chairman shall report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. AUDIT SERVICES.

     The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company's consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor's report on management's report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may pre-approve other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV.  AUDIT-RELATED SERVICES.

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee may pre-approve Audit-related services, including, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit services"; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V.   TAX SERVICES.

     The Audit Committee may pre-approve those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC's rules on auditor independence. The Audit Committee may consult with management or its independent advisors, including counsel, to determine that the tax planning and reporting positions are consistent with this Policy.

VI.  ALL OTHER SERVICES.

     The Audit Committee may pre-approve those All Other Services that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC's rules on auditor independence.

     A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1. The independent auditors shall not provide any of these services to the Company.

VII. PRE-APPROVAL FEE LEVELS OR BUDGETED AMOUNTS.

     Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established annually by the Audit Committee and reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee, or its designee pursuant to Section II hereof. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee shall consider the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII. PROCEDURES.

     All requests or applications for services to be provided by the independent auditor will be submitted to the Chief Financial Officer and shall include a description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have been pre-approved by the Audit Committee. The Audit Committee will be informed on a periodic basis of the services rendered by the independent auditor. The Chief Financial Officer shall consult as necessary with the Chairman of the Audit Committee in determining whether any particular service has been pre-approved by the Audit Committee.

     The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of such monitoring. The Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this Policy that comes to the attention of the Chief Financial Officer.

                                    EXHIBIT 1

                          PROHIBITED NON-AUDIT SERVICES

o Bookkeeping or other services related to the accounting records or financial statements of the audit client

o    Financial information systems design and implementation

o Appraisal or valuation services, fairness opinions or contribution-in-kind reports

o    Actuarial services

o    Internal audit outsourcing services

o    Management functions

o    Human resources

o    Broker-dealer, investment adviser or investment banking services

o    Legal services

o    Expert services unrelated to the audit